EXHIBIT 12.1

                    WINSLOEW FURNITURE INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                 Successor                          Predecessor
                 Company                            Company
                    Period        Period
                    from August   from January
                    27, 1999 to   1, 1999
                    December 31,  to August 26,

                   2000       1999    1999        1998        1997      1996
                   -----  ---------   ------   ----------   -------   -------

 ( In thousands )
Income Statement
 Data:
Income from
continuing
operations
before income
taxes and
extraordinary
items             $13,888   $3,736     24,114     $29,247     $17,999    $13,377

Add:
Interest expense   27,114    8,804        106         635       2,296      3,083
                    ------  -------   --------    --------   --------    -------
Earnings as
defined            41,002   12,540     24,220      29,882      20,295     16,460
  by agreement

Fixed charges

Interest expense
including
amortization
of debt
expensed          27,114     9,005        304         635        2,296     3,083

Ratio of
earnings to
fixed charges       1.5X    1.39x     79.67x       47.1x         8.8x      5.3x